The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Index Overview The MerQube US Tech+ Vol Advantage Index (the “Index”) attempts to provide a dynamic rules - based exposure to the underlying asset to which the Index is linked (the “Underlying Asset”), while targeting a level of implied volatility, with a maximum exposure to the U nde rlying Asset of 500% and a minimum exposure to the Underlying Asset of 0%. Following a consultation with market participants conducted by MerQube (the “Index Sponsor”) to solicit feedback on potential changes to the Underlying Asset, the Index Sponsor has announced that, effective o n o r about February 9, 2024 (the “Amendment Effective Date”), the Underlying Asset will cease to be an unfunded rolling position in E - Mini Nasdaq - 10 0 futures (the “Futures Contracts”) and will instead be an unfunded position in the Invesco QQQ Trust SM , Series 1 (the “ QQQ Fund”), calculated as the excess of the total return of the QQQ Fund over a notional financing cost. The Index Sponsor has requested any feedback from market participants in respect of the Amendment Effective Date to be provided by January 31, 2024. The Index is subject to a 6.0% per annum daily d edu ction and, beginning on the Amendment Effective Date, the performance of the Underlying Asset will be subject to a notional financing co st deducted daily. The Futures Contracts reference the Nasdaq - 100 Index ® , which is a modified market capitalization - weighted index of 100 of the largest non - financial securities listed on The Nasdaq Stock Market based on market capitalization. The investment objective of the QQQ Fund is to seek to track the investment results, before fees and expenses, of the Nasdaq - 100 Index ® . Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index (Index Ticker): The MerQube US Tech+ Vol Advantage Index (Bloomberg ticker: MQUSTVA ). The level of the Index reflects a deduction of 6.0% per annum that accrues daily and, beginning on or about the Amendment Effective Date, the performance of the QQQ Fund will be subject to a notional financing cost that accrues daily. Pricing Date: January 31, 2024 Final Review Date: January 31, 2029 Maturity Date: February 5, 2029 Review Dates: Monthly Contingent Interest Rate: At least 10.25%* per annum, payable monthly at a rate of at least 0.85417%*, if applicable Interest Barrier: An amount that represents 75.00% of the Initial Value Buffer Threshold: An amount that represents 70.00% of the Initial Value Buffer Amount: 30.00% CUSIP: 48134TMP6 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48134TMP6/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $900.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Automatic Call If the closing level of the Index on any Review Date (other than the first through eleventh and final Review Dates) is greate r t han or equal to the Initial Value, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1 ,000 plus (b) the Contingent Interest Payment applicable to that Review Date plus (c) any previously unpaid Contingent Interest Payments for any prior Review Dates, payable on the applicable Call Settlement Date. No further payments will be made on the notes. Payment at Maturity If the notes have not been automatically called and the Final Value is greater than or equal to the Buffer Threshold, you wil l r eceive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment, if any, applicable to the final Review Date plus (c) if the Contingent Interest Payment applicable to the final Review Date is payable, any previously unpaid Contingent Interest Payments for any prior Review Dates. If the notes have not been automatically called and the Final Value is less than the Buffer Threshold, your payment at maturi ty per $1,000 principal amount note will be calculated as follows: $1,000 + [$1,000 î (Index Return + Buffer Amount)] If the notes have not been automatically called and the Final Value is less than the Buffer Threshold, you will lose some or mos t of your principal amount at maturity. Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and t he credit risk of JPMorgan Chase & Co., as guarantor of the notes. Investing in the notes linked to the Index involves a number of risks. See "Selected Risks" on page 2 of this document, "Risk Fa ctors" in the prospectus supplement and the relevant product supplement and underlying supplement and "Selected Risk Considerations" in th e relevant pricing supplement. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes o r p assed upon the accuracy or the adequacy of this document or the relevant product supplement or underlying supplement or the prospectus s upp lement or the prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 5yrNC1y Contingent Interest Auto Callable Notes linked to the MerQube US Tech+ Vol Advantage Index North America Structured Investments Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 Dated December 29, 2023 Rule 424(b)(3) Terms supplement to the prospectus dated April 13, 2023, the prospectus supplement dated April 13, 2023, the product supplement no. 4 - I dated April 13, 2023 and the underlying supplement no. 5 - I dated April 13, 2023 Payment At Maturity (assuming 10.25% per annum Contingent Interest Rate) Index Return $1,008.5417 60.00% $1,008.5417 40.00% $1,008.5417 20.00% $1,008.5417 5.00% $1,008.5417 0.00% $1,008.5417 - 10.00% $1,008.5417 - 20.00% $1,008.5417 - 25.00% $1,000.0000 - 25.01% $1,000.0000 - 30.00% $900.0000 - 40.00% $800.0000 - 50.00% $700.0000 - 60.00% $500.0000 - 80.00% $300.0000 - 100.00% Hypothetical Payment at Maturity** *If the notes have not been automatically called and the closing level of the Index on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to at least $8.5417 (equivalent to a Contingent Interest Rate of at least 10.25% per annum, payable at a rate of at least 0.85417% per month), plus any previously unpaid Contingent Interest Payments for any prior Review Dates. **This table assumes that no previously unpaid Contingent Interest Payment is payable at maturity. The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term or until automatically called. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower. This table does not demonstrate how your interest payments can vary over the term of your notes. Contingent Interest

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks Risks Relating to the Notes Generally • Your investment in the notes may result in a loss. The notes do not guarantee any return of principal. • The notes do not guarantee the payment of interest and may not pay interest at all. • The level of the Index will include a 6.0% per annum daily deduction. • The level of the Index will include the deduction of a notional financing cost. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. • The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes. • The automatic call feature may force a potential early exit. • No dividend payments or voting rights. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as “ JPMS ”) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. • Changes to the Index could result in materially adverse tax consequences for U.S. federal tax purposes. Risks Relating to Conflicts of Interest • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes declines. • Our affiliate, JPMS , worked with the Index Sponsor in developing the guidelines and policies governing the composition and calculation of the Index. Risks Relating to the Estimated Value and Secondary Market Prices of the Notes • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The estimated value of the notes is determined by reference to an internal funding rate. • The value of the notes, which may be reflected in customer account statements, may be higher than the then - current estimated value of the notes for a limited time period. Selected Risks (continued) Risks Relating to the Index Generally • The Index Sponsor may adjust the Index in a way that affects its level, and the Index Sponsor has no obligation to consider your interests. • The Index may not be successful or outperform any alternative strategy that might be employed in respect of the Underlying Asset. • The Index may not approximate its target volatility. • The Index is subject to risks associated with the use of significant leverage. • The Index may be significantly uninvested. • An investment in the notes will be subject to risks associated with non - U.S. securities. • Hypothetical back - tested data relating to the Index do not represent actual historical data and are subject to inherent limitations, and the historical and hypothetical back - tested performance of the Index are not indications of its future performance, • The Index was established on June 22, 2021 and may perform in unanticipated ways. Risks Relating to the Futures Contracts* • The Index may be adversely affected if later futures contracts have higher prices than an expiring futures contract included in the Index. • The Index is subject to significant risks associated with futures contracts, including volatility. • The futures contracts do not reflect “total returns.” • Suspension or disruptions of market trading in futures contracts may adversely affect the value of your notes. • The official settlement price and intraday trading prices of the relevant futures contracts may not be readily available. • Changes in the margin requirements for the futures contracts included in the Index may adversely affect the value of the notes. Risks Relating to the QQQ Fund • The QQQ Fund is subject to management risk. • The performance and market value of the QQQ Fund, particularly during periods of market volatility, may not correlate with the performance of the QQQ Fund’s underlying index as well as the net asset value per share. Additional Information Any information relating to performance contained in these materials is illustrative and no assurance is given that any indic ati ve returns, performance or results, whether historical or hypothetical, will be achieved. These terms are subject to change, and J.P. Morgan undertakes no duty to update this information. This document shall be amended, s upe rseded and replaced in its entirety by a subsequent preliminary pricing supplement and/or pricing supplement, and the documents referred to therein. In the event any inconsistency between the information pres ent ed herein and any such preliminary pricing supplement and/or pricing supplement, such preliminary pricing supplement and/or pricing supplement shall govern. Past performance, and especially hypothetical back - tested performance, is not indicative of future results. Actual performance m ay vary significantly from past performance or any hypothetical back - tested performance. This type of information has inherent limitations and you should carefully consider these limitations before placing reliance on such information. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. North America Structured Investments 5yrNC1y Contingent Interest Auto Callable Notes linked to the MerQube US Tech+ Vol Advantage Index *These risks will apply to the Index and the notes only until the Amendment Effective Date. The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and underlying supplement and “Selected Risk Considerations” and “Annex A — Supplemental Risk Factors Relating to the Index” in the applicable preliminary pricing supplement for additional info rmation.